Exhibit 99.1

FOR IMMEDIATE RELEASE                               For Additional Information:
                                                    Jim P. Wise (713) 650-3700


                            STERLING CHEMICALS, INC.
                     COMPLETES $150,000,000 PRIVATE OFFERING

          Houston,  Texas, April 8, 1997 . . . . . Sterling Chemicals  Holdings,
Inc. (OTC:STXX) announced today that its wholly owned subsidiary, Sterling Chemicals, Inc. ("Sterling") has completed a private offering in the amount of $150,000,000 of 11 1/4% Senior Subordinated Notes Due 2007 (the "Notes"). The Notes are unsecured senior subordinated obligations of Sterling, ranking subordinate in right of payment to all existing and future senior debt of Sterling, but pari passu with Sterling's 11 3/4% Senior Subordinated Notes Due 2006 and all future senior subordinated indebtedness.

          The net proceeds from the Notes offering were used to prepay amounts outstanding under Sterling's term loan facilities with certain senior lenders. The prepayment was made in a manner that significantly reduces required principal payments over the next four fiscal years. In connection with this prepayment, Sterling's senior lenders approved amendments to its credit agreements that provide for somewhat less restrictive financial covenants, and include a new "Senior Debt Leverage Ratio" covenant. In addition, Sterling increased its commitments under its revolving credit facility with senior lenders by $25 million, to $125 million total outstanding. Over 90% of the senior lenders approved the amendments and the additional $25 million revolving commitment was over subscribed.

          "This refinancing of our long-term debt is an important step toward improving the financial stability of Sterling, given the cyclical nature of the styrene and acrylonitrile markets," said Frank



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P. Diassi,  Sterling's  Chairman of the Board. "By deferring  approximately $150 million of scheduled principal payments, Sterling has significantly reduced the breakeven EBITDA required for fixed charge coverages during the current period of weak market conditions for these two important petrochemical products," he said.

          "The less restrictive financial covenants in the credit agreements will allow Sterling to operate more efficiently and with more predictability during this trough period," said Jim P. Wise, Vice President-Finance and Chief Financial Officer of Sterling. "Also, the additional $25 million of revolving credit commitment improves the future liquidity position of Sterling," he said.


          As a result of prepaying a portion of the term facilities, Sterling will incur a pre-tax extraordinary charge of approximately $6 million during the third fiscal quarter for the write-off of unamortized debt issue costs related specifically to the senior debt financings that occurred in August 1996 and January 1997.


          Based in Houston, Texas, Sterling Chemicals Holdings, Inc. is a holding company that, through its operating subsidiaries, manufactures petrochemicals, pulp chemicals and acrylic fibers and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company's petrochemical plant is located in Texas City, Texas. The Company's pulp chemical plants are located in four Canadian locations and one U.S. location. The Company's acrylic fibers plant is located near Pensacola, Florida.

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